John V. Murphy
Chairman, President and                               OppenheimerFunds Logo
Chief Executive Officer                               OppenheimerFunds, Inc.
                                                      Two World Financial Center
                                                      225 Liberty Street
                                                      New York, NY 10281-1008
                                                      www.oppenheimerfunds.com

                                                      May 27, 2005

Dear Oppenheimer Multi-Sector Income Trust Shareholder:

We have scheduled a shareholder  meeting on July 12, 2005 for you to decide upon an important  proposal for the Fund.  Your ballot card and a detailed  statement are enclosed with this letter.

After careful consideration,  the Board of Trustees has determined that it would be in the best interest of shareholders of Oppenheimer Multi-Sector Income Trust
("Multi-Sector  Fund") to  reorganize  with and into another  Oppenheimer  fund,
Oppenheimer  Strategic Income Fund. A shareholder  meeting has been scheduled in
July, and all Multi-Sector Fund shareholders of record as of April 14, 2005, are
being   asked  to  vote  either  in  person  or  by  proxy,   on  the   proposed
reorganization. You will find a proxy statement detailing the proposal, a ballot card, an Oppenheimer Strategic Income Fund prospectus, instruction for voting by telephone and a postage-paid return envelope enclosed for your use.

Why does the Board of Trustees recommend this change?

The Board voted to recommend that  shareholders of  Multi-Sector  Fund approve a proposal to reorganize the fund with and into Oppenheimer Strategic Income Fund, an open-end  fund.  OppenheimerFunds,  Inc. (the  "Manager")  is the  investment manager to both  Funds.  Both  Funds  have  similar  investment  objectives  and investment strategies and policies and have a common portfolio manager. Although there can be unique benefits to owning shares of a closed-end fund, Multi-Sector
Fund shares have been trading at a discount  for some time,  an issue of concern for the Board.  While several  potential  measures were considered  (detailed in full in the  enclosed  statement),  the Fund's Board of Trustees  believes  that shareholders will be best served by the proposed reorganization,  and recommends a vote "For" the proposal.

How do you vote?

To cast your vote,  simply  mark,  sign and date the  enclosed  proxy ballot and return it in the postage-paid  envelope today. You also may vote by telephone by following the instructions on the proxy ballot.  Using a touch-tone telephone to cast your vote saves you time and helps reduce the Fund's expenses.  If you vote by phone, you do not need to mail the proxy ballot.

Remember,  it can  be  expensive  for  the  Fund--and  ultimately  for  you as a shareholder--to  remail ballots if not enough  responses are received to conduct the meeting. If your vote is not received before the scheduled meeting,  you may receive a telephone call asking you to vote.

Please read the enclosed proxy statement for complete  details on this proposal.
Of course, if you have any questions,  please contact your financial advisor, or call  us  at  1.800.647.7374.  As  always,  we  appreciate  your  confidence  in
OppenheimerFunds and look forward to serving you for many years to come.

                                                      Sincerely,
                                                [John V. Murphy signature]

Enclosures
XP0680.002.0505